EXHIBIT 23.1

HANSEN, BARNETT & MAXWELL, P.C.

A Professional Corporation

CERTIFIED PUBLIC ACCOUNTANTS

AND

BUSINESS CONSULTANTS

5 Triad Center, Suite 750

Salt Lake City, UT 84180-1128

Phone: (801) 532-2200

Fax: (801) 532-7944

www.hbmcpas.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

International Isotopes, Inc.

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated March 22, 2008, relating to the consolidated financial statements of International Isotopes, Inc., which appears in the Annual Report on Form 10-KSB of International Isotopes, Inc. for the year ended December 31, 2007.

We also consent to the use of our name and the reference to us in the “Experts” section of the Registration Statement.

HANSEN, BARNETT & MAXWELL, P.C.

Salt Lake City, Utah
June 16, 2008